Exhibit 10.22

SECOND AMENDED AND RESTATED
CONSOLIDATED LOAN AGREEMENT

This Second Amended Consolidated Loan Agreement (the “Agreement”) dated December 20, 2011, is entered into by and between 4net Software, Inc., a Delaware corporation, with offices located at 225 N.E. Mizner Boulevard, Suite 400 Boca Raton, Florida 33432 (“Borrower”) and Steven N. Bronson, having a business address at 225 N.E. Mizner Boulevard, Suite 400 Boca Raton, Florida 33432  (the “Lender”) to update and modify the Amended and Restated Consolidated Loan Agreement between the Borrower and the Lender, dated August 4, 2011 (the “August 4, 2011 Agreement”).

WHEREAS, the Lender has loaned (the “Loan”) and advanced the Borrower monies (each a “Principal Advance” and collectively the “Principal Advances”) in the aggregate amount of $68,696.44 as follows:

Loan Amount	Date of Loan
(a) $32,696.44	December 7, 20091;
(b) $3,000.00	May 5, 2010;
(c) $1,000.00	May 21, 2010;
(d) $7,000.00	December 9, 2010; and
(e) $15,000.00	April 28, 2011; and
(f) $10,000.00	October 21, 2011.

WHEREAS, each of the Principal Advances accrues interest at the rate of ten percent (10%) per year from the date of the Principal Advance.

  WHEREAS, this Agreement amends, replaces and supersedes the August 4, 2011 Agreement.  Upon execution and delivery of this Agreement the August 4, 2011 Agreement shall be null and void.

WHEREAS, the parties hereto desire to memorialize the Loan and mutually agree that the Loan shall be shall be subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Principal.  The principal amount of the Loan is $68,696.44.  The principal amount and all accrued interest on the Loan is due and payable within ten (10) business days following Borrower’s receipt of a written demand for payment from Payee or immediately upon the occurrence of an Event of Default, as defined herein (the “Maturity Date”).  The obligations of the Borrower to make payments provided for in this Agreement are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. Upon payment in full of all principal and interest payable hereunder, this Agreement shall be surrendered to the Borrower for cancellation.

1           This advance is memorialized in Amended Consolidated Loan Agreement, dated February 12, 2010.

2.           Interest.   The Loan shall bear interest on the outstanding principal amount from the date of each Principal Advance until such amounts are repaid to Lender in full, at the rate of 10% per annum.  In the event any payment due hereunder shall not be paid on the Maturity Date, then the outstanding principal amount shall bear interest at the lesser of 15% per annum or the highest lawful rate permitted under applicable law, from the date when such payment was due until paid.   Additionally, Borrower’s failure to tender a payment, or any part thereof, in accordance with this Agreement above shall constitute an Event of Default.  If an Event of Default shall occur due to the Borrower’s failure to make a payment on the required date, Payee shall have no obligation to serve a notice of default.  In the event the Borrower fails to remedy the default within five (5) business days after the Event of Default (the “Default Date”), then all outstanding principal and accrued interest shall automatically accelerate and become immediately due and owing (the “Accelerated Debt”).   The Accelerated Debt shall accrue interest at the rate of 15% per annum from the Default Date until the Accelerated Debt is paid in full. Payee shall have no obligation to provide notice to Borrower concerning the Default Date, the acceleration of the debt or the interest rate on the Accelerated Debt.

This paragraph shall not be deemed to extend or otherwise modify or amend the date when such payments are due hereunder.  The obligations of the Borrower under this Agreement are subject to the limitation that payments of interest shall not be required to the extent that the charging of or the receipt of any such payment by the holder of this Agreement would be contrary to the provisions of law applicable to the holder of this Agreement limiting the maximum rate of interest which may be charged or collected by the holder of this Agreement. In no event shall any interest to be paid hereunder exceed the maximum rate permitted by law.  In any such event, this Agreement shall automatically be deemed amended to permit interest charges at an amount equal to, but no greater than, the maximum rate permitted by law.

3.           Representations and Warranties.  The Borrower represents and warrants as follows:

(a)           The Borrower has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           This Agreement is the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms and the terms of the Security Agreement, except as limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

4.           Events of Default.

The principal amount and all accrued interest on this Loan is due and payable upon the Maturity Date, as defined above.  Additionally, the principal amount and all accrued interest on this Loan shall automatically become immediately due and payable upon the occurrence of any of the following events, each of which shall be deemed an “Event of Default”:

(a)           When there is any misstatement or false statement in connection with, noncompliance with or nonperformance of any of the Borrower’s obligations, representation, warranties or covenants under or emanating from this Agreement;

(b)           If the Borrower shall make an assignment for the benefit of creditors or shall admit in writing his inability to pay his debts as they become due or if the Borrower shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy code or other applicable federal, state or similar statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of its properties.

5.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be delivered personally or sent by FedEx mail or similar overnight delivery, postage prepaid to the parties at the addresses set forth above.  Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

6.           Waivers.  The Borrower hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right.  This Agreement is being delivered in and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions thereof.

7.           Attorneys’ Fees.  If the indebtedness represented by this Agreement or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Loan is placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to the principal payable hereunder, the reasonable attorneys’ fees and collection costs incurred by Lender in attempting to collect the Loan.

8.           No Changes.  This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought.

Signatures appear on the next page.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER – 4net Software, Inc.

Leonard Hagan, Director
4net Software, Inc.

LENDER – Steven N. Bronson

Steven N. Bronson